For: YTB International, Inc.

Investor Contacts:
Garth Russell / Yemi Rose
KCSA Strategic Communications
212-896-1250/ 212-896-1233

YTB International, Inc. Appoints Paul Hemings to Board of Directors
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Robert H. Dickinson respectfully declines appointment to YTB’s Board in order to pursue other opportunities

WOOD RIVER, Ill., May 2, 2008 - YTB International, Inc. (OTC BB: YTBLA) (“YTB” or the “Company”), a provider of Internet-based travel booking services for travel agencies and home-based independent representatives in the United States, Bermuda, the Bahamas, and Canada, today announced the appointment of Paul Hemings to its Board of Directors, effective as of May 1, 2008. Mr. Hemings will be the 11th member of the Company’s Board.

In addition to serving on YTB’s Board of Directors, Mr. Hemings is a Group Director of Sales for Energizer Holdings, Inc., where he is responsible for $200 million in annual sales. Prior to his appointment as Group Director, Mr. Hemings served as Energizer’s Director of Business Development, leading the annual business planning process. Before beginning his tenure at Energizer, Mr. Hemings held several sales and sales management positions at Procter & Gamble.

Following the announcement on April 30th of his acceptance of a seat on the Board of Directors of YTB International, Inc., Robert H. Dickinson has reconsidered his decision. “Upon further review I have respectfully decided not to accept a Board position with YTB. After careful consideration of my personal and retirement objectives, I determined that I should not commit to that appointment,” said Dickinson.

YTB's Chairman, Lloyd “Coach” Tomer commented, stating, “We are pleased to have recruited a Board member of Paul’s experience and talent. Paul will make an excellent addition to our Board, and we look forward to learning from his extensive sales and marketing experience at Energizer Holdings and Procter & Gamble.” Mr. Tomer continued, “We understand Bob’s decision to reconsider joining our Board in order to address other personal opportunities and wish him the very best in his endeavors. He is a friend and supporter of YTB.”

About YTB International
Recognized as the 35th largest seller of travel in the U.S. in 2006 by Travel Weekly, YTB International, Inc. provides Internet-based travel booking services for home-based independent representatives in the United States, Canada, Bermuda, and the Bahamas.

It operates through three subsidiaries: YourTravelBiz.com, Inc., YTB Travel Network, Inc., and REZconnect Technologies, Inc. YourTravelBiz.com focuses on marketing online travel websites through a nationwide network of independent business people, known as 'Reps.' YTB Travel Network establishes and maintains travel vendor relationships, processes travel transactions of online travel agents and affiliates, collects travel commissions and pays sales commissions. Each RTA directs consumers to the YTB Internet-based travel website. REZconnect Technologies hosts a travel agency for traditional travel agents and offers franchises of brick and mortar travel agencies. For more information, visit http://www.ytbi.com/investor.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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